Exhibit 17.3

January 26, 2023

VIA EMAIL

Michael Dee

*******

RE: Letter to the Board of Directors of Velodyne Lidar, Inc. dated January 23, 2023

Michael,

The board of directors (the “Board”) of Velodyne Lidar, Inc. (“Velodyne” or the “Company”) received your correspondence dated January 23, 2023 (the “Correspondence”) relating to the upcoming special meeting of Velodyne stockholders (the “Special Meeting”) being held to vote on the adoption of the Agreement and Plan of Merger, dated November 4, 2022, by and among Ouster, Inc. (“Ouster”), certain affiliates of Ouster, and Velodyne (the “Merger Agreement” or “MA”).

In your Correspondence, you make numerous assertions regarding the Company’s definitive proxy statement as filed with the Securities and Exchange Commission (the “SEC”) on December 8, 2022, as supplemented by the Company’s Current Report on Form 8-K as filed with the SEC on January 13, 2023 (the “Proxy”), the Board’s process for approving the MA and the transactions contemplated thereby (collectively, the “Transactions”) and the terms of the Transactions. As detailed herein, the assertions in your Correspondence are incorrect.

First, you assert that you made various suggestions regarding disclosures in the Proxy which were not taken into account. The Board, in conjunction with the Company’s officers and outside counsel, fully considered all comments you provided and believe the Proxy fully and accurately discloses all material information necessary for Company stockholders to vote on the Transactions.

Second, you observe that on Friday, December 2, 2022, the Board met and approved the Velodyne nominees to serve on the board of directors of Ouster following the closing of the Transactions (“New Ouster”) and assert that the identity of the New Ouster directors should be disclosed to Company stockholders. While it is true that the Board approved a slate of nominees – consisting of myself, Dr. Ted Tewksbury, Mr. Ernest Maddock and Ms. Kristin Slanina – to serve on the board of directors of New Ouster (the “New Ouster Board”), Section 1.6(a) of the MA requires that each nominee from the Board “shall be reasonably acceptable to Ouster.” The current board of directors of Ouster (the “Current Ouster Board”) has not yet taken action to accept the slate of New Ouster nominees approved by the Board, nor has the Current Ouster Board made a final determination as to the director nominees Ouster will propose to serve on the New Ouster Board. It is therefore premature to definitively disclose the identities of the members of the New Ouster Board, and Velodyne and Ouster have determined not to do so at this time. Once finally determined, all New Ouster Board members will be appointed in accordance with the express requirements set forth in the MA, effective as of and contingent upon the occurrence of the closing of the Transactions. Please also note that the stockholders of New Ouster, which will include the current Company stockholders as provided in the MA, will retain the right and discretion to vote for or against members of the New Ouster Board following the closing as will be provided in the New Ouster organizational documents.

Michael Dee

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Third, you assert that Velodyne’s nominees for the New Ouster Board do not meet the requirement set forth in Section 1.6(a) of the MA that “at least two (2) of the Velodyne designees . . . shall meet the minimum requirements to serve on Ouster’s audit committee under the Rules of the NYSE” and that the Proxy fails to disclose this requirement. To be clear, the Board has determined that the Velodyne nominees comport with the express requirements of the MA, including the requirement in Section 1.6(a) thereof that the Velodyne nominees for the New Ouster Board meet the minimum requirements for audit committee membership under the Rules of the NYSE. Moreover, while the audit committee component of Section 1.6(a) was not included in the summary of the MA included in the Proxy in an effort to cause the Proxy to be of reasonable length, as is typical for proxy statements in this context, page 104 of the Proxy explicitly states that the summary of the MA included in the Proxy “does not purport to be complete and is qualified in its entirety by reference to the complete text of the merger agreement” and suggests that Company stockholders “read the merger agreement carefully and in its entirety, as well as this joint proxy statement/prospectus and any documents incorporated by reference herein, before making any decisions regarding any of the proposals described in this joint proxy statement/prospectus.” Those Velodyne and Ouster nominees that are expected to serve on the audit committee of the New Ouster Board are indicated in the above chart.

Fourth, you appear to assert that the financial disclosures related to Velodyne and Ouster are deficient because “as we are now three weeks into the new year an investor should have more information as to the year-end financial results, for both companies.” As you are aware, both Velodyne and Ouster have been and remain in compliance with respect to disclosure of financial results for each of the quarter and fiscal year ended December 31, 2022, as the companies remain well within the reporting deadlines required by law — Velodyne and Ouster must file their annual report by March 31, 2023.

Fifth, you suggest that Ouster’s debt balance was not appropriately reflected in the Proxy. The financial disclosures included in the Proxy, including the unaudited pro forma condensed combined financial information, comply with the SEC’s proxy rules. While you correctly observe that incremental debt incurred by Ouster following the date of the unaudited pro forma condensed combined balance sheet (as of September 30, 2022 (not 2021, as you contend) and included in the Proxy) was subsequently publicly disclosed in Ouster’s Form 10-Q, filed November 8, 2022 – this disclosure, too, comports with SEC requirements. Note that pages 181-182 of the Proxy expressly provide (i) “This joint proxy statement/prospectus incorporates documents by reference which are not presented in or delivered with this joint proxy statement/prospectus,” (ii) “Ouster … file annual, quarterly and current reports, proxy statements and other information with the SEC,” and (iii) “The following documents, which were filed by Ouster with the SEC, are incorporated by reference into this joint proxy statement/prospectus … contain important information about Ouster’s business and Ouster’s financial performance: … Ouster’s Quarterly Report on Form 10-Q for the period ended September 30, 2022, filed with the SEC on November 8, 2022.” Note further that Ouster’s draw down under its pre-existing Loan and Security Agreement, dated April 29, 2022, by and between Ouster, Sense Photonics, Inc. and Hercules Capital, Inc. (“Hercules”) (as amended from time to time, the “Ouster-Hercules Loan Agreement”) was discussed and considered by the parties in advance of entering into the MA and such draw down was explicitly permitted by Section 5.2(i) of the MA, which permits “borrowings under Ouster’s existing credit facilities.” In addition, while you object to Ouster’s current debt balance from a strategic or business perspective, the Board has considered your and other views on the subject and observes that the New Ouster Board is expected to evaluate and determine the appropriate capital structure of New Ouster, as the Board had done for Velodyne.

Michael Dee

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Sixth, you observe that Ouster disclosed in “early November” that it had amended the Ouster-Hercules Loan Agreement to include a “minimum liquidity financial covenant whereby Ouster must maintain at least $60 million of cash in deposit accounts that are subject to an account control agreement in favor of Hercules,” a term to which you state you would not have agreed for New Ouster. With regard to such amendment, Ouster’s Form 8-K disclosure states that such provision was required by Hercules in order to obtain Hercules’ “consent[] to the transactions contemplated by the Merger Agreement” and also replaced a prior “financial covenant requiring Ouster to achieve certain trailing twelve month revenue thresholds commencing with the quarter ending June 30, 2023 …, contingent upon and effective as of the closing of the [Transactions].” Further, such Ouster Form 8-K makes clear that the amended to the Ouster-Hercules Loan Agreement was agreed to and entered into by Ouster on November 1, 2022, which date preceded entry into the MA, and cautions, as is customary, that the summary included therein “does not purport to be a complete description and is qualified in its entirety by reference to the full text of the [Hercules Amendment],” which document was attached to, and incorporated by reference into, Ouster’s Form 8-K, as required by SEC rules. Further, the section entitled “Where You Can Find More Information” at pages 181-182 of the Proxy expressly incorporates by reference the November 7, 2022 Ouster Form 8-K. Finally, this determination was made by the Ouster Board, not the Board, and the New Ouster Board will course have discretion to potentially address or renegotiate terms of the Ouster-Hercules Loan Agreement as it deems appropriate.

Seventh, you express your opinion that, in connection with the MA, Ouster or New Ouster should have been required to retire the indebtedness previously drawn under the Ouster-Hercules Loan Agreement. The Board is aware of your view. As you will recall, the terms of the MA, and anticipated opportunities for costs and debt reduction of New Ouster, were extensively considered and negotiated with Ouster and discussed with the Board, and the Board (including you) ultimately approved the MA which did not include a requirement Ouster retire or pay down the indebtedness drawn under the Ouster-Hercules Loan Agreement. Further, as noted above, the New Ouster Board will be tasked with weighing, considering and ultimately determining the appropriate capital structure of New Ouster following the closing of the Transactions.

Eighth, and finally, you make various assertions with respect to MA’s treatment of the publicly traded warrants to acquire shares of Velodyne (“Velodyne Warrants”), with each in essence amounting to a view that the holders of Velodyne Warrants are being treated “unfairly.” As previously discussed, including with our officers and outside counsel, this argument is without merit.

As you correctly note, the treatment of the Velodyne Warrants under the MA “technically follow[s] the language of the Warrant Agreement” applicable to the Velodyne Warrants pursuant to the Warrant Agreement, dated October 15, 2018, by and between Velodyne (formerly known as Graf Industrial Corp.) and Continental Stock Transfer & Trust Company (the “Warrant Agreement” or “WA”). The MA treats the Velodyne Warrants in accordance with the terms of the WA, precisely as required. Section 4.4 of the WA requires that after a merger, Velodyne Warrant holders have “the right to purchase and receive … the kind and amount of shares of stock or other securities or property (including cash) receivable upon such ... merger ... that the holder of the [Velodyne] Warrants would

Michael Dee

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have received if such holder had exercised his, her or its [Velodyne] Warrant(s) immediately prior to such event.” Section 2.7 of the MA, in turn, provides that the Velodyne Warrants “shall be converted” into an “Ouster Warrant,” subject to the same terms and conditions as applied to the Velodyne Warrants immediately prior to the consummation of the Transactions. The number of Ouster warrants that each Velodyne Warrant holder will receive will be calculated using the same exchange ratio used to calculate the number of shares of Ouster common stock Velodyne common stockholders will receive in the Transactions. In other words, regardless of whether Velodyne Warrant holders exercise their Velodyne Warrants or hold their Velodyne Warrants to receive an Ouster warrant, they are entitled to equivalent consideration. Depending on a Velodyne Warrant holder’s decision, such consideration is either in the form of Ouster common stock or Ouster warrants that may convert to shares of Ouster common stock upon exercise. This is consistent with the terms of the WA and standard industry practice in merger transactions. Because Velodyne Warrant holders are not entitled to a different calculus or exchange ratio than holders of Velodyne common stock, the MA complies with Section 4.4 of the WA.

You also remark that the recent market trading price of Velodyne Warrants and the historical comparative trading prices of the Velodyne Warrants and the Ouster warrants suggests unfair treatment. That too, is incorrect. The historical comparative trading prices of the Velodyne Warrants and the Ouster warrants are irrelevant to the treatment of the Velodyne Warrants under the WA. Rather, as noted above, the WA requires that the Velodyne Warrants holders receive the same consideration as they would receive if the Velodyne Warrants were exercised prior to the consummation of the Transactions. The MA satisfies this requirement. In any event, note also that, due to the low volume of public trading and float of both the Velodyne Warrants and the Ouster warrants, such securities’ historical trading prices are not necessarily representative of their underlying value.

Velodyne reserves all rights and waives none.

Sincerely,

/s/ Virginia Boulet

Virginia Boulet Chairperson of the Board